News Release

SINCLAIR REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

BALTIMORE (August 5, 2020) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2020.

Second Quarter Highlights

•
Consolidated total revenue increased 66% to $1,283 million as compared to the second quarter of 2019, with gains driven in large part by the Company's acquisition of 21 Regional Sports Networks (RSNs) and Fox College Sports in August 2019. Included in the quarter is a $124 million for accrued rebates to distributors based on minimum game guarantees.

•	Consolidated operating income increased 364% to $492 million.

•	Consolidated Adjusted EBITDA of $254 million increased 31% versus the second quarter of 2019.

•
Five million shares of common stock representing 6% of the Company's outstanding shares as of March 31, 2020, were repurchased during the second quarter. Year-to-date, through August 4, 2020, the Company has repurchased 19 million of its outstanding shares.

CEO Comment:
"Our second quarter results were much as expected as a result of COVID-19," commented Chris Ripley, Sinclair's President and Chief Executive Officer. "The pandemic dampened advertising spending and resulted in the continued postponement of major sports league games. Advertising trends, however, did improve throughout the quarter, with the decline in June's advertising revenue versus the prior year period being roughly half the decline experienced in April. July trends showed further improvement throughout the month. Like many across the country, we are happy to see the return of sports." Ripley continued, "Despite the pandemic's significant disruption to our business during the quarter, our employees did an admirable job of adapting to the changes necessary to operate in a very different environment than we have experienced in the past. The transition was relatively seamless, and I could not be more proud of their efforts."

Ripley added, "We continue to judiciously manage our costs and to take the actions necessary to enable us to endure this period of economic weakness. This includes seeking ways to optimize our capital structure to create value for our investors."

Recent Company Developments:

Content and Distribution:

•
In July, the Company entered into multi-year content carriage agreements with Comcast for all Sinclair television stations and regional sports networks in Comcast’s cable television footprint, including the Marquee Sports Network and YES Network, as well as continued distribution of Tennis Channel.

•
In June, the Company announced that it will be launching a headline news service scheduled to premiere in early 2021 on the Company's CW and MYTV network affiliates, as well as on STIRR, Sinclair’s free ad-supported over-the-top streaming platform.

•
In June, the Company signed a multi-year agreement with ViacomCBS to renew eight CBS network affiliations for Sinclair stations. ViacomCBS also reached agreements to renew the affiliations of two stations to which Sinclair provides services, WTVH in Syracuse, NY and WGFL in Gainesville, FL.

•	Year-to-date, Sinclair's newsrooms have won a total of 233 journalism awards, including 28 Regional RTDNA Edward R. Murrow awards and 23 regional Emmy awards.

Community:

•	Since March, the Company partnered with the Salvation Army on the “Sinclair Cares: Your Neighbor Needs You” initiative which has raised almost $1 million for those financially impacted by COVID-19.

•	In June, the Company selected ten winning applicants for its Broadcast Diversity Scholarship, awarding tuition assistance to students demonstrating a promising future in the broadcast industry.

ATSC 3.0:

•
The Company, in coordination with other broadcasters, has recently deployed NEXTGEN TV, powered by ATSC 3.0, in five of its markets: Las Vegas, NV; Pittsburgh, PA, Nashville, TN; Salt Lake City, UT; and Portland, OR. Based on the same fundamental technology as the Internet, digital apps, and other web services, NEXTGEN TV can support a wide range of features currently in development, such as immersive audio and video (up to 4K), broadcasting to mobile devices, personalized viewing tools, and advanced emergency alerts that provide rich media rather than simple text messages. NEXTGEN TV also allows full integration with 5G and other broadband-delivered Internet content. BitPath, the broadcast data network operated by Spectrum Co, LLC, led the planning and coordination efforts across the participating stations in each market.

Management:

•
In June, Jeff Krolik, President, Regional Sports Networks, announced his retirement effective August 30, 2020. The Company announced in July that Steve Rosenberg, a broadcasting industry executive with over 30 years of experience, joined the Company and will be taking on the role of President of Local Sports, effective September 1, 2020.

Three Months Ended June 30, 2020 Consolidated Financial Results:

•
Total revenues increased 66% to $1,283 million versus $771 million in the prior year period. Media revenues increased 75% to $1,260 million versus $721 million in the second quarter of 2019. The increase was driven in large part by the Company's acquisition of 21 Regional Sports Networks and Fox College Sports in August 2019. Consolidated revenue was less than the Company's quarterly guidance, due to $124 million of accrued rebates to distributors tied to minimum game guarantees, which are expected to be paid in cash after the 2020 calendar year.

•
Political revenues were $19 million in the second quarter versus $3 million in the second quarter of 2019 due to the upcoming 2020 elections. Distribution revenues were $1,010 million versus $367 million in the second quarter of 2019 driven by the acquisition of the RSNs.

•
Operating income was $492 million, including $9 million of non-recurring costs for transaction, COVID, legal, litigation, and regulatory costs ("Adjustments"), versus operating income of $106 million in the prior year period, which included $28 million of Adjustments. Operating income when excluding the Adjustments, increased to $501 million from $134 million for the same prior-year period.

•	Adjusted EBITDA, which excludes Adjustments, increased 31% to $254 million from $194 million in the second quarter of 2019, but was $43 million lower than the low end of Company guidance, due to the distributor rebate accrual, which will be paid after the 2020 calendar year. Net income attributable to the Company was $252 million versus net income of $42 million in the prior year period.

•
Diluted earnings per common share was $3.12 as compared to $0.45 in the prior year period. The impact of Adjustments in the second quarter of 2020, on a diluted per-share basis, was $(0.09) and the impact of Adjustments in the second quarter of 2019 was $(0.25).

•
For purposes of fiscal year 2020 results, the impact of the accrued rebates to the distributors, tied to minimum game guarantees, is expected to be $124 million in each of the second through fourth quarters of 2020.   These rebates are expected to be more than offset by lower sports rights payments, and rebates from the teams, which are also tied to minimum game guarantees, and which are expected to benefit Adjusted EBITDA in the third and fourth quarters of 2020.  The lower sports rights payments for the year are also reflected in lower sports rights amortization expense for the year, with the majority of the favorable net income impact having been realized in the second quarter, when sports rights payments were still being made but no games were played, resulting in no sports rights amortization.

Six Months Ended June 30, 2020 Consolidated Financial Results:

•
Total revenues increased 94% to $2,892 million versus $1,493 million in the prior year period. Media revenues increased 103% to $2,834 million versus $1,394 million in the same period a year ago. Revenues benefited from the inclusion of the local sports businesses, which were not in the prior year results. Distribution revenues were $2,165 million versus $719 million in the same period a year ago.

•
Operating income was $819 million, including $29 million of Adjustments, versus operating income of $200 million in the prior year period, which included $30 million of Adjustments. Operating income when excluding the Adjustments increased to $848 million from $230 million for the same prior-year period.

•	Adjusted EBITDA, which excludes Adjustments, increased 49% to $535 million from $360 million for the six-month period ending June 30, 2020.

•
Diluted earnings per common share was $4.36 as compared to $0.69 in the prior year period. The impact of Adjustments in the six months ending June 30, 2020, on a diluted per-share basis, was ($0.28) and the impact of Adjustments in the six months ending June 30, 2019 was ($0.27).

Consolidated and Segment Highlights
Segment financial information is included in the following tables for the periods presented (in millions). The Broadcast segment, previously referred to as the Local News and Marketing Services segment, consists primarily of broadcast television stations, which the Company owns, operates or provides services. The Local Sports segment, previously referred to as the Sports segment, consists primarily of the RSNs, Marquee, and a 20% equity interest in the YES Network. The Other segment includes corporate, original networks and content, including Tennis, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended June 30, 2020	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$349		$610		$51		$1,010
Advertising revenue	208		3		24		235
Other media revenue	35	(a)	3		(23)	(a)	15
Media revenues	$592		$616		$52		$1,260
Non-media revenue	—		—		23		23
Total revenues	$592		$616		$75		$1,283

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	430		106	(a)	33	(a)	569
Sports rights amortization included in media production expenses	—		5		—		5
Non-media expenses	—		—		21		21
Corporate general and administrative expenses	27		2		3		32

Other Highlights:
Sports rights payments	—		413		—		413
Program contract payments	24		—		—		24
Capital expenditures(b)	9		8		15		32
Interest expense (net) (c)	1		105		46		152
Adjusted EBITDA(d)							254

(a)
For the quarter ended June 30, 2020 Broadcast includes $25 million of revenue and the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports and Other segments. Such amounts are eliminated in consolidation.

(b)	Capital expenditures exclude $19 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(c)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(d)
“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the three months ended June 30, 2019	Broadcast	Local Sports	Corporate & Other	Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$335	$—	$32	$367
Advertising revenue	315	—	24	339
Other media revenue	10	—	5	15
Media revenues	$660	$—	$61	$721
Non-media revenue	—	—	50	50
Total revenues	$660	$—	$111	$771
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	424	—	76	500
Non-media expenses	—	—	39	39
Corporate general and administrative expenses	33	—	19	52
Other Highlights:
Program contract payments	24	—	—	24
Capital expenditures(a)	19	—	2	21
Interest expense (net)(b)	1	—	46	47
Adjusted EBITDA(c)				194

(a)	Capital expenditures exclude $12 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(b)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(c)
“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•	Total Company debt as of June 30, 2020, was $12,399 million, which includes Diamond Sports Group (DSG) debt of $7,959 million.

•	Cash and cash equivalents for the consolidated total Company as of June 30, 2020 was $622 million, which includes $436 million held at DSG.

•
During the quarter, Sinclair Television Group (STG) repaid the full $648 million drawn amount under its revolving credit facility and DSG repaid the full $225 million drawn amount under its revolving credit facility. Currently, the STG and DSG revolvers are not drawn.

•
In May, the Company's indirect subsidiaries, Diamond Sports Group, LLC and Diamond Sports Finance Company (together, the “Issuers”) commenced a private exchange offer (the “Exchange Offer”) for any and all of the Issuers’ outstanding 6.625% Senior Notes due 2027 (the “Senior Notes”) for newly issued 12.750% Senior Secured Notes due 2026 (the “New Secured Notes”) and a cash payment. On June 10th, the Issuers completed the Exchange Offer, in which the Company accepted for exchange all of the approximately $66 million aggregate principal amount of the Senior Notes (or approximately 3.6%) that were validly tendered in the Exchange Offer. The Company (i) issued approximately $31 million aggregate principal amount of New Secured Notes and (ii) made cash payments totaling approximately $10 million (including accrued but unpaid interest) in exchange for the validly tendered and not properly withdrawn Senior Notes.

•
As of June 30, 2020, 53.3 million Class A common shares and 24.7 million Class B common shares were outstanding, for a total of 78.1 million common shares, reflecting five million shares that were repurchased in the second quarter. Third quarter-to-date, another approximate four million shares have been repurchased. Since December 31, 2019, the Company has repurchased approximately 29% of its Class A common shares outstanding at that time and 21% of the total shares outstanding.

•	In August, the Board of Directors approved an additional $500 million of share repurchase authorization to its existing approximately $380 million authorization remaining.

•	In June, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the second quarter of 2020 were $32 million with another $19 million related to the spectrum repack.

•	The Local Sports segment's media production expense included $5 million of sports rights amortization, while sports rights payments in the quarter were $413 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending September 30, 2020. The outlook includes the acquisition of RSNs and Fox College Sports (August 23, 2019), the 20% ownership investment in the YES Network (August 29, 2019), an increased investment in Stadium which is now consolidated (December 2, 2019), the launch of the Marquee RSN (February 22, 2020), and the divestiture of the non-license assets in Harlingen, TX (January 27, 2020).
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

For the three months ending September 30, 2020 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$363 to 388
Political revenue							77 to 83
Advertising revenue	$298 to 324		$111 to 116		$31		$440 to 471
Distribution revenue	349 to 351		602 to 606	(a)	50		1,001 to 1,007
Other media revenue	48	(b)	5		(34)	(b)	19
Media revenues	695 to 723		718 to 727		47		1,460 to 1,497
Non-media revenue	—		—		17		17
Total revenues	$695 to 723		$718 to 727		$64		$1,477 to 1,514

Expense Highlights:					—
Media programming & production expenses and media selling, general and administrative expenses	$471 to 476		$810 to 811	(b) (c)	$39	(b)	$1,320 to 1,326
Sports rights amortization included in media production expenses	—		630	(c)	—		630
Non-media expenses	—		—		23		23
Corporate overhead							33
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above							22
Depreciation, intangible & programming amortization							202

Other Highlights:
Sports rights payments	—		$138		—		$138
Program contract payments	26		—		—		26
Interest expense (net)(d)							144
Income tax benefit							Approximately 12% effective tax rate
Net cash tax payments							Approximately $4 million
Payments to noncontrolling interest holders, including preferred dividend (e)							29
Total capital expenditures, including repack							55 to 60
Repack capital expenditures							20
Adjusted EBITDA(f)			$402 to 410				$589 to 621

(a)	Reflects $124 million of accrued rebates to distributors tied to minimum game guarantees.

(b)
The Broadcast segment includes $36 million of revenue and the Local Sports segment includes $35 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports and Other segments. Such amounts are eliminated in the Consolidated column.

(c)	Reflects lower payments to teams of sports rights payments tied to minimum game guarantees.

(d)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(e)	Preferred dividend was paid in cash in the quarter ending June 30, 2020 and is expected to be paid in cash in the quarter ending September 30, 2020.

(f)
“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation and amortization, plus non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2020 results on Wednesday, August 5, 2020, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 23 regional sports network brands; owns, operates and/or provides services to 191 television stations in 89 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES:
Media revenues	$1,260	$721	$2,834	$1,394
Non-media revenues	23	50	58	99
Total revenues	1,283	771	2,892	1,493

OPERATING EXPENSES:
Media programming and production expenses	383	335	1,211	654
Media selling, general and administrative expenses	186	165	396	325
Amortization of program contract costs	21	22	44	46
Non-media expenses	21	39	51	78
Depreciation of property and equipment	26	22	50	45
Corporate general and administrative expenses	32	52	81	80
Amortization of definite-lived intangible and other assets	150	44	300	87
Gain on asset dispositions and other, net of impairment	(28)	(14)	(60)	(22)
Total operating expenses	791	665	2,073	1,293
Operating income	492	106	819	200

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(165)	(54)	(345)	(108)
Gain on extinguishment of debt	3	—	5	—
Loss from equity method investments	(7)	(12)	(13)	(26)
Other income, net	4	6	—	8
Total other expense, net	(165)	(60)	(353)	(126)
Income before income tax	327	46	466	74
INCOME TAX PROVISION	(54)	(3)	(42)	(8)
NET INCOME	273	43	424	66
Net income attributable to the redeemable noncontrolling interests	(12)	—	(32)	—
Net income attributable to the noncontrolling interests	(9)	(1)	(17)	(2)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$252	$42	$375	$64
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$3.13	$0.46	$4.39	$0.70
Diluted earnings per share	$3.12	$0.45	$4.36	$0.69
Weighted average common shares outstanding (in thousands)	80,425	91,764	85,517	92,032
Weighted average common and common equivalent shares outstanding (in thousands)	80,737	93,163	85,981	93,189

The Company considers Adjusted EBITDA, to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA
Net income attributable to Sinclair Broadcast Group	$252	$42	$375	$64
Add: Income from redeemable noncontrolling interests	12	—	32	—
Add: Income from noncontrolling interests	9	1	17	2
Add: Provision for income taxes	54	3	42	8
Add: Other (income) expense	(4)	—	1	2
Add: Loss from equity method investments	7	12	13	26
Add: Loss from other investments and impairments	1	—	3	1
Add: Gain on extinguishment of debt/insurance proceeds	(3)	—	(6)	—
Add: Interest expense	165	54	345	108
Less: Interest income	—	(5)	(2)	(11)
Less: Gain on asset dispositions and other, net of impairment	(28)	(14)	(60)	(22)
Add: Amortization of intangible assets & other assets	150	44	300	87
Add: Depreciation of property & equipment	26	22	50	45
Add: Stock-based compensation	15	9	28	22
Add: Amortization of program contract costs	21	22	44	46
Less: Cash film payments	(24)	(24)	(47)	(48)
Add: Amortization of sports programming rights	5	—	396	—
Less: Cash sports programming rights payments	(413)	—	(1,025)	—
Add: Transaction, COVID, legal and other one-time expense	9	28	29	30
Adjusted EBITDA	$254	$194	$535	$360

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###

Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano, 5W, mpadovano@5wpr.com